SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 4)(1)

                              U.S. Can Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    90328W105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [X] Rule 13d-1(b)
   [ ] Rule 13d-1(c)
   [ ] Rule 13d-1(d)

------------
     (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 11 Pages

---------------------------                          ---------------------------
|   CUSIP NO. 90328W105   |         13G              |    Page 2 of 11 Pages   |
--------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |     President and Fellows of Harvard College                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |     Massachusetts                                                   |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |     1,506,000 shares                              |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |     --                                            |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |     1,506,000 shares                              |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |     --                                            |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |     1,506,000 shares                                                |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |     11.4%                                                           |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |     EP                                                              |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 11 Pages

---------------------------                          ---------------------------
|   CUSIP NO. 90328W105   |         13G              |    Page 3 of 11 Pages   |
--------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |     The Harvard University Master Trust Fund                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |     Massachusetts                                                   |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |     47,400 shares                                 |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |     --                                            |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |     47,400 shares                                 |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |     --                                            |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |     47,400 shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |     0.4%                                                            |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |     EP                                                              |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 11 Pages

---------------------------                          ---------------------------
|   CUSIP NO. 90328W105   |         13G              |    Page 4 of 11 Pages   |
--------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |     John Stevens Trust                                              |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |     Massachusetts                                                   |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |     300 shares                                    |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |     --                                            |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |     300 shares                                    |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |     --                                            |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |     300 shares                                                      |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |     0.0%                                                            |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |     EP                                                              |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 11 Pages

---------------------------                          ---------------------------
|   CUSIP NO. 90328W105   |         13G              |    Page 5 of 11 Pages   |
--------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |     Nancy Stevens Trust                                             |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |     Massachusetts                                                   |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |     700 shares                                    |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |     --                                            |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |     700 shares                                    |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |     --                                            |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |     700 shares                                                      |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |     0.0%                                                            |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |     EP                                                              |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 11 Pages

---------------------------                          ---------------------------
|   CUSIP NO. 90328W105   |         13G              |    Page 6 of 11 Pages   |
--------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |     Harvard College Trust                                           |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |     Massachusetts                                                   |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |     1,400 shares                                  |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |     --                                            |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |     1,400 shares                                  |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |     --                                            |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |     1,400 shares                                                    |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |     0.0%                                                            |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |     EP                                                              |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 11 Pages

                                  SCHEDULE 13G
                                  ------------

Item 1(a)           Name of Issuer:
                        U.S. Can Corporation

     1(b)           Address of Issuer's Principal Executive Offices:
                        900 Commerce Drive
                        Oak Brook, IL  60521

Item 2(a)           Name of Person Filing:
                          (i)   President and Fellows of Harvard College ("P&F")
                          (ii)  The Harvard University Master Trust Fund
                                ("HUMT")
                          (iii) John Stevens Trust ("JST")
                          (iv)  Nancy Stevens Trust ("NST")
                          (v)   Harvard College Trust ("HCT")

     2(b)           Address of Principal Business Office or, if none, Residence:
                          (i)   P&F:   c/o  Harvard Management Company, Inc.
                                       600 Atlantic Avenue
                                       Boston, MA  02210

                          (ii)  HUMT:  1350 Massachusetts Avenue
                                       Holyoke Center, Room 340
                                       Cambridge, MA  02138

                          (iii) JST:   c/o Harvard Management Company, Inc.
                                       600 Atlantic Avenue
                                       Boston, MA  02210

                          (iv)  NST:   c/o Harvard Management Company, Inc.
                                       600 Atlantic Avenue
                                       Boston, MA  02210

                          (v)   HCT:   c/o Harvard Management Company, Inc.
                                       600 Atlantic Avenue
                                       Boston, MA  02210

     2(c)           Citizenship:
                          (i)   P&F:   Massachusetts
                          (ii)  HUMT:  Massachusetts
                          (iii) JST:   Massachusetts
                          (iv)  NST:   Massachusetts
                          (v)   HCT:   Massachusetts


                               Page 7 of 11 Pages

     2(d)           Title of Class of Securities:
                          Common Stock

     2(e)           CUSIP Number:
                          90328W105

Item 3 The entities filing are a Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4              Ownership:

     4(a)           Amount beneficially owned:
                          (i)   P&F:   1,506,000 shares
                          (ii)  HUMT:  47,400 shares
                          (iii) JST:   300 shares
                          (iv)  NST:   700 shares
                          (v)   HCT:   1,400 shares

     4(b)           Percent of Class:
                          (i)   P&F:   11.4%
                          (ii)  HUMT:   0.4%
                          (iii) JST:    0.0%
                          (iv)  NST:    0.0%
                          (v)   HCT:    0.0%

     4(c)           Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote:
                          (i)   P&F:   1,506,000 shares
                          (ii)  HUMT:     47,400 shares
                          (iii) JST:         300 shares
                          (iv)  NST:         700 shares
                          (v)   HCT:       1,400 shares

                    (ii)  shared power to vote or to direct the vote:

                               ---------

                    (iii) sole power to dispose or to direct the disposition of:
                          (i)   P&F:   1,506,000 shares
                          (ii)  HUMT:     47,400 shares
                          (iii) JST:         300 shares
                          (iv)  NST:         700 shares
                          (v)   HCT:       1,400 shares


                               Page 8 of 11 Pages

                    (iv) shared power to dispose or to direct the disposition of:

                               --------

Item 5              Ownership of Five Percent or Less of a Class:
                          Not Applicable.

Item 6              Ownership of More than Five Percent on Behalf of Another
                    Person:
                          Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                          Not Applicable.

Item 8              Identification and Classification of Members of the Group:
                          See Exhibit A.

Item 9              Notice of Dissolution of Group:
                          Not Applicable.

Item 10             Certification:

                    By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 9 of 11 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                          PRESIDENT AND FELLOWS OF
                                          HARVARD COLLEGE


                                          By: /s/ Michael S. Pradko
                                              ----------------------------------
                                              Name:  Michael S. Pradko
                                              Title: Authorized Signatory


                                          THE HARVARD UNIVERSITY MASTER
                                          TRUST FUND


                                          By: /s/ Michael S. Pradko
                                              ----------------------------------
                                              Name:  Michael S. Pradko
                                              Title: Authorized Signatory


                                          JOHN STEVENS TRUST


                                          By: /s/ Michael S. Pradko
                                              ----------------------------------
                                              Name:  Michael S. Pradko
                                              Title: Authorized Signatory


                                          NANCY STEVENS TRUST


                                          By: /s/ Michael S. Pradko
                                              ----------------------------------
                                              Name:  Michael S. Pradko
                                              Title: Authorized Signatory


                                          HARVARD COLLEGE TRUST


                                          By: /s/ Michael S. Pradko
                                              ----------------------------------
                                              Name:  Michael S. Pradko
                                              Title: Authorized Signatory

February 12, 1999


                              Page 10 of 11 Pages

                                    Exhibit A
                                    ---------


       Members of Group                                    Item 3 Classification
       ----------------                                    ---------------------

(1)    President and Fellows of Harvard College                       EP

(2)    The Harvard University Master Trust Fund                       EP

(3)    John Stevens Trust                                             EP

(4)    Nancy Stevens Trust                                            EP

(5)    Harvard College Trust                                          EP


                              Page 11 of 11 Pages